Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ULTRAGENYX PHARMACEUTICAL INC.

Ultragenyx Pharmaceutical Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the Corporation is Ultragenyx Pharmaceutical Inc.

B. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 13, 2011.

C. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the text of the Corporation’s Certificate of Incorporation is hereby amended and restated by this Amended and Restated Certificate of Incorporation (hereafter, the “Certificate of Incorporation”) in its entirety to read as follows:

Article I.

The name of this corporation is Ultragenyx Pharmaceutical Inc.

Article II.

The address of the registered office of this Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

Article IV.

A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is One Hundred Forty-Seven Million, Four Hundred Fifty-Nine Thousand, Two Hundred Thirty-Six (147,459,236) shares. Eighty-Five Million (85,000,000) shares shall be Common Stock, each with a par value of $0.001 per share and Sixty-Two Million, Four Hundred Fifty-Nine Thousand, Two Hundred Thirty-Six (62,459,236) shares shall be Preferred Stock, each with a par value of $0.001 per share.

B. Rights, Preferences and Restrictions of Preferred Stock. Thirty-Five Million, Three Hundred Seventy-Seven Thousand, Five Hundred Fifty-Six (35,377,556) shares are hereby designated “Series A Preferred Stock,” and Twenty-Seven Million, Eighty-One Thousand Six Hundred Eighty (27,081,680) shares are hereby designated “Series B Preferred Stock” (together with the Series A Preferred Stock, the “Preferred Stock”). The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV.B.

1. Dividend Provisions.

(a) When and as declared by the Corporation’s Board of Directors, the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, on a pari passu basis, dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of $0.0620 per share per annum (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like (collectively, “Recapitalizations”)), payable in the form of cash or property. Such dividends shall accrue on each share from the date of issuance of such share, and shall accrue from day to day, whether or not earned or declared, and whether or not there are profits, surplus, shares or other funds legally available for the payment of such dividends. Such dividends shall be cumulative so that, except as provided below, if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. Any accumulation of dividends on the Preferred Stock shall not bear interest. Cumulative dividends with respect to a share of Preferred Stock which are accrued, payable and/or in arrears shall, upon conversion of such share to Common Stock, be paid to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor. Any partial payment shall be made ratably among the holders of Series A Preferred Stock and Series B Preferred Stock on a pari passu basis and in proportion to the payment each such holder would receive if the full amount of such dividends were paid.

(b) After payment of the full amount of any dividends pursuant to Article IV.B.1(a), any additional dividends shall be distributed among all holders of Common Stock and all holders of Preferred Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of such series of Preferred Stock were converted to Common Stock at the then effective conversion rate for each such series of Preferred Stock. Whenever any Distribution provided for in this Section 1 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined by the Board of Directors.

(c) As authorized by Section 402.5(c) of the California Corporations Code, if Section 503 of the California General Corporation Law (“CGCL”) is applicable to a payment made by the Corporation then such applicable section or sections shall not apply with respect to payments made by this Corporation in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of this Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase and (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of this Corporation or its subsidiaries pursuant to rights of first refusal contained in bylaw provisions or agreements providing for such rights.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (A) $1.0339 (the “Original Series A Issue Price”) for each outstanding share of Series A Preferred Stock (subject to adjustment for Recapitalizations) and $2.7694 (the “Original Series B Issue Price”) for each outstanding share of Series B Preferred Stock (subject to adjustment for Recapitalizations) and (B) an amount equal to all declared or accrued but unpaid dividends on such shares. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this Corporation legally available for distribution to stockholders shall be distributed ratably, on a pari passu basis, among the holders of the Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Article IV.B.2(a).

(b) Upon completion of the distributions of the full amount required by Article IV.B.2(a), all of the remaining assets of this Corporation available for distribution to stockholders shall be distributed, on a pari passu basis, ratably among the holders of Preferred Stock and Common Stock based on the number of shares of Common Stock held by each (treating the shares of Preferred Stock for this purpose as if they had been converted to shares of Common Stock at the then-effective Conversion Price for such shares); provided, however, that (i) the holders of Series A Preferred Stock shall not be entitled to further participate in any distribution of the remaining assets of the Corporation pursuant to this Article IV.B.2(b) following receipt by such holders of Series A Preferred Stock of aggregate distributions pursuant to this Article IV.B.2 (including amounts distributed pursuant to Article IV.B.2(a)) equal to $3.1017 (subject to adjustment for Recapitalizations), plus any declared or accrued but unpaid dividends and (ii) the holders of Series B Preferred Stock shall not be entitled to further participate in any distribution of the remaining assets of the Corporation pursuant to this Article IV.B.2(b) following receipt by such holders of Series B Preferred Stock of aggregate distributions pursuant to this Article IV.B.2 (including amounts distributed pursuant to Article IV.B.2(a)) equal to $8.3082 (subject to adjustment for Recapitalizations), plus any declared or accrued but unpaid dividends.

(c)

(i) For purposes of this Article IV.B.2, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include (unless the holders of at least 66.67% of the outstanding shares of Preferred Stock (treating the shares of Preferred Stock for this purpose as if they had been converted to shares of Common Stock at the then-effective Conversion Price for such shares) shall determine otherwise), (A) the acquisition of this Corporation by another entity by means of any reorganization, merger or consolidation (but excluding any reorganization, merger or consolidation effected exclusively for the purpose of changing the name or domicile of the Corporation), or any transaction or series of related transactions in which the Corporation’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions) fail to hold at least 50% of the voting power of the resulting or surviving corporation following such transaction or series of related transactions; provided, however, that any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or indebtedness of the Corporation is cancelled or converted (or a combination thereof) shall not be deemed to be a liquidation, dissolution or winding up of this Corporation; or (B) a sale or disposition of all or substantially all of the assets of this Corporation or an exclusive, worldwide license of all or substantially all of the intellectual property rights of this Corporation.

(ii) In any of such events, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as determined by the Board of Directors of this Corporation. Any securities shall be valued as follows:

(A) The value of securities not subject to investment letter or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be:

(1) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the period of time set forth for such purpose in the definitive agreements for such transaction, or, if none, as determined by the Board of Directors of this Corporation in good faith;

(2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the period of time set forth for such purpose in the definitive agreements for such transaction, or, if none, as determined by the Board of Directors of this Corporation in good faith; and

(3) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of this Corporation in good faith.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the value determined as above in Article IV.B.2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined by the Board of Directors of this Corporation in good faith.

(iii) This Corporation shall give each holder of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of at least 66.67% of the outstanding shares of Preferred Stock (treating the shares of Preferred Stock for this purpose as if they had been converted to shares of Common Stock at the then-effective Conversion Price for such shares).

(iv) In the event of a liquidation, dissolution or winding up of this Corporation pursuant to Articles IV.B.2(c)(i) (any such occurrence, a “Deemed Liquidation Event”), if any portion of the consideration payable to the stockholders of the Corporation is payable to the stockholders of the Corporation subject to contingencies (including without limitation escrow, earn-out provisions and the like), the agreement or plan of merger or consolidation for such transaction shall provide that (a) the portion of such consideration that is not subject to any such contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with paragraphs (a) and (b) of this Article IV.B.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with paragraphs (a) and (b) of this Article IV.B.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(v) Notwithstanding the foregoing, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or other Deemed Liquidation Event (a “Liquidation Event”), each holder of Preferred Stock shall be entitled to receive, for each share of Preferred Stock then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to paragraphs (a) and (b) of this Article IV.B.2 (without giving effect to this Article IV.B.2(c)(v)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation Event, giving effect to this Article IV.B.2(c)(v).

3. Redemption. Subject to the provisions of Article IV.B.6.(c)(iii):

(a) At any time after June 16, 2017, but within sixty (60) days after the receipt by this Corporation of a written request from the holders of not less than seventy-five percent (75%) of the then outstanding Series A Preferred Stock that all shares of Series A Preferred Stock be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, this Corporation shall, to the extent it may lawfully do so, redeem (the payment date being referred to herein as a “Series A Redemption Date”) all of the then outstanding shares of Series A Preferred Stock by paying in cash in exchange for the shares of Series A Preferred Stock to be redeemed a sum equal to the greater of (i) the Original Series A Issue Price per share of Series A Preferred Stock (subject to adjustment for any Recapitalizations) plus all declared or accrued but unpaid dividends on such shares and (ii) the then-current fair market value per share of Series A Preferred Stock plus all declared or accrued but unpaid dividends on such shares (but only if, and to the extent, such dividends are not reflected in the fair market value) as determined in good faith by the Board of Directors of this Corporation, and taking into account any independent third-party valuation reasonably requested by the holders of at least seventy-five percent (75%) of the Series A Preferred Stock then outstanding, the expense of which shall be borne by this Corporation; provided, however, that any holder of Series A Preferred Stock may elect, by delivery of notice to this Corporation at least five (5) days prior to the Series A Redemption Date, not to have such holder’s shares of Series A Preferred Stock redeemed pursuant to this Article IV.B.3(a).

(b) At least fifteen (15) but no more than thirty (30) days prior to the Series A Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Series A Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder, (i) notifying such holder of the redemption to be effected on the Series A Redemption Date, specifying the number of shares of Series A Preferred Stock to be redeemed from such holder, the Series A Redemption Date, the Series A Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed and (ii) notifying any holder not already participating in such redemption of its rights, subject to the requirements of this Article IV.B.3, as applicable, to elect to participate or not participate in such redemption (the “Series A Redemption Notice”). Except as provided in Article IV.B.3(c), on or after the Series A Redemption Date, each holder of Series A Preferred Stock to be redeemed on such Series A Redemption Date shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Series A Redemption Notice, and thereupon the Series A Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. No transfers of Series A Preferred Stock shall be permitted during the five (5) day period prior to and including the Series A Redemption Date, and this Corporation shall not recognize any such prohibited transfer on its books and records.

(c) From and after the Series A Redemption Date, unless there shall have been a default in payment of the Series A Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption on such Series A Redemption Date in the Series A Redemption Notice (except the right to receive the Series A Redemption Price, without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this Corporation legally available for redemption of shares of Series A Preferred Stock on the Series A Redemption Date are insufficient to redeem the total number of such shares of Series A Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares, ratably among the holders of such shares in proportion to the percentage of the total redemption payments to be made on the Series A Redemption Date that each such holder would be entitled to received were sufficient funds legally available. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares that this Corporation has become obligated to redeem on the Series A Redemption Date but that it has not redeemed.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and, with respect to the Series A Preferred Stock only, on or prior to five (5) business days prior to the Series A Redemption Date, if any, as may have been fixed in any Series A Redemption Notice with respect to such shares of Series A Preferred Stock, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price or Original Series B Issue Price, as applicable, by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price (as the same may be adjusted in accordance with the terms hereof, the “Series A Conversion Price”) and the initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price (as the same may be adjusted in accordance with the terms hereof, the “Series B Conversion Price”); provided, however, that the Conversion Prices for the Series A Preferred Stock and Series B Preferred Stock shall be subject to adjustment as set forth in Article IV.B.4(d). The “Conversion Price” shall mean the Series A Conversion Price, in the case of the Series A Preferred Stock, and the Series B Conversion Price, in the case of the Series B Preferred Stock.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Preferred Stock immediately upon the earlier of (i) except as provided in Article IV.B.4(c), the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”), which raises gross proceeds of at least $30,000,000 in the aggregate (before deduction of underwriting discounts and commissions) or (ii) the date specified by the vote, written consent or written election of the holders of at least seventy-five percent (75%) of the then outstanding shares of Preferred Stock, voting or consenting together as a single class on an as converted to Common Stock basis.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a certificate for the number (if any) of shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, together with (i) cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (ii) cash equal to all accrued but unpaid dividends on the shares of Preferred Stock converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock. The Conversion Prices of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If this Corporation shall issue, after the date upon which any shares of Series B Preferred Stock were first issued (the “Series B Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the affected series of Preferred Stock in effect immediately prior to each such issuance shall (except as otherwise provided in this Article IV.B.4(d)(i)) be adjusted concurrently with such issuance to a price determined by multiplying the relevant Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Article IV.B.4(d)(i)(D) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Article IV.B.4(d)(i)(D) immediately prior to such issuance plus the number of shares of such Additional Stock.

(A) No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Article IV.B.4(d)(i)(D)(3) and Article IV.B.4(d)(i)(D)(4), no adjustment of such Conversion Price pursuant to this Article IV.B.4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(B) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(C) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(D) In the case of the issuance (whether before, on or after the Series B Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Article IV.B.4(d)(i) and Article IV.B.4(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Article IV.B.4(d)(i)(B) and Article IV.B.4(d)(i)(C)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Article IV.B.4(d)(i)(B) and Article IV.B.4(d)(i)(C)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Article IV.B.4(d)(i)(D)(1) and Article IV.B.4(d)(i)(D)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Article IV.B.4(d)(i)(D)(3) or Article IV.B.4(d)(i)(D)(4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Article IV.B.4(d)(i)(D)) by this Corporation after the Series B Purchase Date other than:

(A) shares of Common Stock issued pursuant to a transaction described in Article IV.B.4(d)(iii) hereof;

(B) up to Ten Million, Four Hundred Sixty Nine Thousand, Eight Hundred Twenty-Seven (10,469,827) shares of Common Stock issued or deemed issued to employees, consultants, officers, directors or vendors of this Corporation pursuant to a stock option plan or restricted stock purchase plan approved by the stockholders and Board of Directors of this Corporation (such number being inclusive of options to purchase Common Stock outstanding as of the Series B Purchase Date);

(C) shares of Common Stock issued or issuable (I) in a bona fide, firmly underwritten public offering under the Act before which or in connection with which all outstanding shares of Preferred Stock will be automatically converted to Common Stock, or (II) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

(D) shares of Common Stock issued upon conversion of any shares of the Corporation’s Preferred Stock;

(E) shares of Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the Series B Purchase Date or subsequently issued after the Series B Purchase Date in accordance with this Article IV.B.4(d)(ii);

(F) shares of Common Stock issued or issuable in connection with a bona fide business acquisition of or by this Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by the Board of Directors of this Corporation;

(G) shares of Common Stock issued or issuable to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, provided such issuances are approved by the Board of Directors and for other than primarily equity financing purposes;

(H) shares of Common Stock issued or issuable to persons or entities with which this Corporation has business relationships, including, without limitation, pursuant to sponsored research, collaboration, technology license, development, marketing or similar agreements or strategic partnerships, provided such issuances are approved by the Board of Directors and for other than primarily equity financing purposes;

(I) shares of Series B Preferred Stock issued pursuant to the Series B Preferred Stock Purchase Agreement (the “Series B Purchase Agreement”) dated on or about December 18, 2012 by and among the Company and the Investors signatory thereto;

(J) shares of Common Stock issued or issuable in connection with any transaction where such securities so issued are excepted from the definition of “Additional Stock” by the affirmative vote of (i) at least seventy-five percent (75%) of the then outstanding shares of Series B Preferred Stock voting separately as a single class and (ii) the affirmative vote of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock, voting separately as a single class;

(iii) In the event this Corporation should at any time or from time to time after the Series B Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Prices of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) If the number of shares of Common Stock outstanding at any time after the Series B Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Prices for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Article IV.B.4(d)(iii), then, in each such case for the purpose of this Article IV.B.4(e), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of such series of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (including, without limitation, pursuant to a merger, consolidation, reorganization, reclassification or similar event) (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Article IV.B.2 or this Article IV.B.4) provision shall be made so that the holders of each series of the Preferred Stock shall thereafter be entitled to receive upon conversion of such series of Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Preferred Stock held by such holder would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article IV.B.4 with respect to the rights of the holders of each series of Preferred Stock after the recapitalization to the end that the provisions of this Article IV.B.4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of each such series of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Impairment. This Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Article IV.B.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(h) No Fractional Shares and Certificate as to Adjustments,

(i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors. The number of shares of Common Stock to be issued upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Article IV.B.4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of such series of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(k) Notices. Any notice required by the provisions of this Article IV.B.4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

(l) Waiver of Adjustment to Conversion Prices.

(i) Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series B Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance by the vote or written consent of the holders of at least seventy-five percent (75%) of the outstanding shares of Series B Preferred Stock. Any such waiver shall be binding upon all current and future holders of shares of Series B Preferred Stock.

(ii) Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series A Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance by the vote or written consent of the holders of at least seventy-five percent (75%) of the outstanding shares of Series A Preferred Stock. Any such waiver shall be binding upon all current and future holders of shares of Series A Preferred Stock.

5. Voting Rights.

(a) General. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted. With respect to such vote and except as otherwise expressly provided herein or as required by applicable law, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any matter upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Election of Directors. So long as at least 3,000,000 shares of Series A Preferred Stock remain outstanding,

(i) the holders of shares of Series A Preferred Stock shall be entitled, voting separately as a single class, to elect three (3) directors (the “Series A Directors”) of the Corporation at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office such directors, to fill any vacancy caused by the resignation or death of such directors and to fill any vacancy (by written consent or by majority vote) caused by the removal of such directors, provided, however, that if less than 3,000,000 shares (as adjusted for any Recapitalizations) remain outstanding, then the holders of shares of Series A Preferred Stock and Common Stock voting together as a single class on an as-converted basis shall be entitled to elect the directors which the holders of shares of Series A Preferred Stock would otherwise be entitled to elect pursuant to this Article IV.B.5(b)(i), to remove from office such director, to fill any vacancy caused by the resignation or death of such director and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of such director,

(ii) the holders of shares of Common Stock shall be entitled, voting separately as a single class, to elect two (2) directors of the Corporation at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors, to fill any vacancy caused by the resignation or death of such directors and to fill any vacancy (by written consent or by majority vote) caused by the removal of any such directors, and

(iii) the holders of shares of Common Stock and Preferred Stock shall be entitled, voting together in accordance with Article IV.B.5(a) hereof, to elect the remaining directors of the Corporation at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office such directors, to fill any vacancy caused by the resignation or death of such directors and to fill any vacancy (by written consent or by majority vote) caused by the removal of any such directors.

(iv) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, Section 2115 of the CGCL purports to apply to the Corporation. During such time or times that Section 2115(b) of the CGCL purports to apply to the Corporation, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(v) During such time or times that Section 2115(b) of the CGCL purports to apply to the Corporation, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

6. Protective Provisions.

(a) So long as any shares of Preferred Stock are outstanding, this Corporation shall not, whether by merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 66.67% of the then outstanding shares of Preferred Stock voting separately as a single class on an as-converted to Common Stock basis:

(i) effect any transaction described in Article IV.B.2(c)(i); provided, however, that prior to June 16, 2014, this Corporation shall not effect any such transaction without first also obtaining the approval (by vote or written consent, as provided by law) of the holders of at least ninety percent (90%) of the then outstanding shares of Series A Preferred Stock voting separately as a single class;

(ii) authorize or issue, or obligate itself to issue any equity security, including any other security convertible into or exercisable for any equity security, having any rights, preferences or privileges over, or being on a parity with, the Series B Preferred Stock;

(iii) enter into any agreement that materially restricts the business of this Corporation (for example without limitation, by a non-compete provision or exclusivity provision); or

(iv) amend or waive any provision of this Certificate of Incorporation or Bylaws of the Corporation.

(b) So long as any shares of Preferred Stock are outstanding, this Corporation shall not, whether by merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock voting separately as a single class:

(i) authorize or issue, or obligate itself to issue any equity security (other than shares of Series B Preferred Stock to be issued pursuant to the Series B Purchase Agreement); or

(ii) incur aggregate indebtedness in excess of $200,000 (excluding purchase-money financing for equipment and equipment leases);

(iii) increase or decrease the authorized number of directors of the Corporation;

(iv) declare or pay dividends or make other distributions on the capital stock of the Corporation;

(v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or other provision of services to the Corporation and this restriction shall not apply to the redemptions contemplated by Article IV.B.3;

(vi) consummate a public offering pursuant to a registration statement under the Act or otherwise become subject to the periodic reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended;

(vii) enter into any material sponsored research, collaboration or business development, technology license, development, marketing or other similar agreement or strategic partnership, unless otherwise approved by the Board of Directors of this Corporation, including the affirmative vote of all of the Series A Directors;

(viii) enter into any agreement with payments, obligations or liabilities of this Corporation in excess of $200,000 or commitments for the same, unless otherwise approved by the Board of Directors of this Corporation, including the affirmative vote of all of the Series A Directors;

(ix) hire, engage, elect, appoint or remove the president, chief executive officer, chief financial officer, chief operating officer or any other member of senior management (vice president level or above), unless otherwise approved by the Board of Directors of this Corporation, including the affirmative vote of all of the Series A Directors;

(x) cause or permit any entity over which the Corporation has, directly or indirectly, a majority of the voting power to take any of the actions set forth in this Article IV.B.6;

(xi) increase the number of shares of Common Stock reserved for issuance under any stock option or equity incentive plan or the like (each a “Plan”), or create any such Plans except for the Corporation’s 2011 Stock Incentive Plan, unless otherwise approved by the Board of Directors of this Corporation, including the affirmative vote of all of the Series A Directors; or

(xii) increase or decrease the total number of authorized shares of the Corporation’s Common Stock.

(c) So long as any shares of Series B Preferred Stock are outstanding, this Corporation shall not, whether by merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series B Preferred Stock voting separately as a single class:

(i) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock (for the avoidance of doubt, the Corporation authorizing or issuing, or obligating itself to issue any equity security, including any other security convertible into or exercisable for any equity security, having any rights, preferences or privileges over, or being on a parity with, the Series B Preferred Stock, shall not be deemed to be an alteration or change to the rights, preferences or privileges of the shares of Series B Preferred Stock for purposes of this Article IV.B.6(c));

(ii) increase or decrease the total number of authorized shares of Series B Preferred Stock; or

(iii) redeem, including without limitation a redemption pursuant to Article IV.B.3, or pay a dividend on, any capital stock of the Company prior to the Series B Preferred Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or other provision of services to the Corporation.

(d) So long as any shares of Series A Preferred Stock are outstanding, this Corporation shall not, whether by merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock voting separately as a single class:

(i) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock (for the avoidance of doubt, the Corporation authorizing or issuing, or obligating itself to issue any equity security, including any other security convertible into or exercisable for any equity security, having any rights, preferences or privileges over, or being on a parity with, the Series A Preferred Stock, shall not be deemed to be an alteration or change to the rights, preferences or privileges of the shares of Series A Preferred Stock for purposes of this Article Article IV.B.6(d));

(ii) increase or decrease the total number of authorized shares of Series A Preferred Stock; or

(iii) redeem, or pay a dividend on, the Common Stock of the Company prior to the Series A Preferred Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or other provision of services to the Corporation and this restriction shall not apply to the redemptions contemplated by Article IV.B.3.

7. Status of Redeemed or Converted Stock. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Article IV.B.3 or Article IV.B.4, the shares so redeemed or converted shall be cancelled and shall not be issuable by this Corporation. This Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV.C.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding of this Corporation, the assets of this Corporation shall be distributed as provided in Article IV.B.2.

3. Redemption. Except as may otherwise be provided in a written agreement between the Corporation and a holder of Common Stock or the Bylaws of this Corporation, neither the Corporation nor the holders of Common Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of Common Stock.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law; provided, however, that except as otherwise required by law, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all of the outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

Article V.

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

Article VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

2. After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the Delaware General Corporation Law, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation.

Article VII.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Article VIII.

A director of this Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended, after approval by the stockholders of this Article VIII, to authorize any action by the Corporation which further eliminates or limits the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

Article IX.

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, (collectively, “Covered Persons”), unless in either case such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

Article X.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

*            *             *

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Financial Officer, Senior Vice President, Finance and Secretary, this 18th day of December, 2012.

ULTRAGENYX PHARMACEUTICAL INC.

/s/ Shalini Sharp
Shalini Sharp
Chief Financial Officer, Senior Vice President, Finance and Secretary

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